Exhibit 10.1

[LETTERHEAD OF INVESTOR]

July __, 2013

First Federal Bancshares of Arkansas, Inc.

1401 Hwy. 62/65 N.

P O Box 550
Harrison, AR 72602

Attn: John Adams, General Counsel

Dear Mr. Adams:

This letter agreement sets forth the commitment of the undersigned investor (the “Investor”), subject to the terms and conditions contained herein, to purchase certain securities of First Federal Bancshares of Arkansas, Inc., an Arkansas corporation (“First Federal”).

It is currently contemplated that, pursuant to an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) to be entered into between First Federal and First National Security Company, an Arkansas corporation (“First National”), First National will merge (the “Merger”), with and into First Federal with First Federal emerging as the surviving corporation. In the Merger, shareholders of First National will receive $74 million in cash and approximately 6.2 million shares of First Federal stock. First Federal intends to raise approximately $20,000,000 of capital from loans or through the sale of First Federal common stock (the “Common Stock”) to fund a portion of the cash piece of the Merger Consideration. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

1.        Commitment.    The Investor hereby commits, subject to the terms and conditions set forth herein, simultaneous with or prior to the Closing, to purchase, or cause the purchase of, 506,329 shares of Common Stock in an aggregate amount of $4,000,000 (the “Commitment”) which represents a per share price of $7.90 - the closing price for the Common Stock as reported by Nasdaq on the last business day prior to signing the Merger Agreement. The terms of the Common Stock purchase are set forth on Schedule 1 hereto. The proceeds from the sale of the Common Stock to the Investor shall be applied to the payment of the Merger Consideration or expenses incurred in connection with the Merger. First Federal may, in its sole discretion, reduce the amount of the Commitment or decline to sell any Common Stock to the Investor.

2.        Warrants. In consideration for the Investor entering into this letter agreement and providing the Commitment, First Federal agrees to immediately issue to the Investor warrants to purchase common stock of First Federal, in the number and on the terms specified on Schedule 1 hereto. The warrants shall not be diminished, redeemed, terminated or otherwise affected in the event First Federal reduces the amount of the Commitment or declines to sell any Common Stock to the Investor as contemplated by paragraph 1.

3.     Conditions.    The Investor’s obligation to satisfy the Commitment and purchase the Common Stock shall be subject to the following conditions: (a) the Merger Agreement shall have been executed and delivered by the parties thereto and shall not have been terminated, (b) the conditions to First Federal’s obligations to consummate the transactions contemplated by the Merger Agreement shall have been satisfied or waived by First Federal, and (c) the financing transactions contemplated by commitment letters identical to this letter provided by other investors shall be closed concurrently with the funding of the Commitment.

4.        No Modification; Entire Agreement; Assignment.    This letter agreement may not be amended or otherwise modified without the prior written consent of First Federal and the Investor. This letter agreement constitutes the entire agreement between the parties with regard to the subject matter hereof and supersedes all prior agreements, representations, warranties, understandings and statements, written or oral, between the Investor or any of its affiliates, on the one hand, and First Federal and First National or any of their affiliates, on the other hand. Neither party may transfer or assign any of their respective rights or obligations hereunder without the written consent of the other party (which shall not be unreasonably withheld). Any transfer or assignment in violation of the preceding sentence shall be null and void.

5.        Governing Law.    This letter agreement shall be governed by the laws of the State of Arkansas, without giving effect to any conflicts of law rules that would direct application of the law of any other jurisdiction.

6.        Counterparts.    This letter agreement may be executed via e-mail with .pdf attachment, electronic or facsimile transmission, through the use of separate signature pages or in any number of counterparts, and each such counterpart shall, for all purposes, constitute one agreement binding on all parties, notwithstanding that all parties are not signatories to the same counterpart.

7.        No Third Party Beneficiaries.    This letter agreement shall inure to the benefit of and be binding upon the Investor and First Federal. Nothing in this letter agreement, express or implied, is intended to confer upon any Person other than the Investor and First Federal any (a) rights or remedies under, or by reason of, this letter agreement or (b) any rights to enforce the Commitment or any provisions of this letter agreement.

8.        Nonexclusivity. Nothing in this letter agreement shall obligate or require First Federal to sell any shares of Common Stock to the Investor or to negotiate with the Investor any alternative funding arrangements. First Federal may, in its sole discretion, seek to raise capital for the purposes described herein through one or more alternative funding arrangements from any one or more third parties without the consent of the Investor.

9.        Termination.    The Investor’s obligation to fund the Commitment will terminate automatically and immediately upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms, and (b) the Closing of the Merger.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

This letter agreement is entered into as of the date first written above.

Very truly yours, INVESTOR

Name:

ACCEPTED AND AGREED
this ___ day of July, 2013

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

By:
Name:
Title:

SCHEDULE 1

Issuer:	First Federal Bancshares of Arkansas, Inc., (the “Company”), an Arkansas corporation

Securities Offered:	Common Stock

Registration Rights:	Shares to be issued in a private placement with registrations rights substantially equivalent to those granted to Bear State Financial Holdings, LLC, in the May 3, 2011 Investment Agreement

Warrants:	Each investor making a commitment to purchase 506,329 Company Common Stock will receive warrants to acquire 35,443 additional Company Common Stock at a price of $7.90 per share

●	Warrants expire 5 years from date of issuance

●	Warrant holders entitled to registration rights with respect to the underlying common stock

●	Subject to standard anti-dilution provisions with respect to dividends, splits, mergers, combination or exchanges of shares